Exhibit 99.1

        Frederick County Bancorp, Inc. Announces Two-for-One Stock Split

    FREDERICK, Md., Aug. 10 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that its Board of Directors has approved a two-for-one stock split, effected in the form of a 100% stock dividend, of the Company's common stock to shareholders of record at the close of business on August 31, 2004 and will be payable on September 21, 2004. As a result of the stock split, shareholders will receive one additional common share for every share held on the record date. The Company's outstanding options and the option price per share will also be adjusted to reflect the stock split. Upon completion of the split, the number of common shares outstanding will be approximately 1.455 million shares.
    "We are very pleased with the results the Company has achieved since opening in October, 2001," said Martin S. Lapera, President and Chief Executive Officer of the Company. "This stock split reflects our confidence in the Company's continued successful execution of our business strategy as evidenced by the Company's strong financial performance to date. We believe that this split will help improve market liquidity and broaden ownership of the Company's stock."
    As of June 30, 2004, after slightly more than two and a half years in operation, the Company's assets stood at $156.9 million, with deposits of $143.0 million and loans of $116.0 million. The Company earned $602,000 with diluted earnings per share of $0.80 for the first half of 2004 that exceeded the $69,000 in earnings and diluted earnings per share of $0.09 for the same period in 2003. Branch offices are located at 30 West Patrick Street and at 1595 Opossumtown Pike, both in Frederick, MD.

    Statements contained in this press release that are not historical facts are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

SOURCE  Frederick County Bancorp, Inc.
    -0-                             08/10/2004
    /CONTACT: William R. Talley, Jr., Executive Vice President and Chief Financial Officer of Frederick County Bancorp, Inc., +1-240-529-1507/
    /Web site:  http://www.frederickcountybank.com/
    (FCBI)

CO:  Frederick County Bancorp, Inc.
ST:  Maryland
IN:  FIN OTC
SU: